Ruth's Chris Steak House, Inc. to Acquire Three Franchised Restaurants in the Pacific Northwest

Transaction Accretive in 2007; Company Reiterates Annual Guidance

Heathrow, Florida-- April 16, 2007 -- Ruth's Chris Steak House, Inc. (Nasdaq: RUTH) today announced that it has entered into a definitive agreement to acquire three franchised restaurants located in Bellevue and Seattle, Washington, and Portland, Oregon. The total purchase price of $13.25 million, including non-compete agreements, will be financed through borrowings under the Company's revolving credit facility. As a result of this transaction, which is expected to close in July 2007, the Company will have a contiguous company-operated restaurant presence on the West Coast.

Craig S. Miller, Chairman of the Board, President and Chief Executive Officer of Ruth's Chris Steak House, Inc., commented, "Today's announcement marks our second franchise acquisition in a year and reflects another step forward for our Company. Collectively, these restaurants generated an average sales volume of approximately $5.3 million and we look forward to assimilating them into our Company-owned system. In addition to accretion in year one, today's acquisition also opens up these markets to Company-owned development."

In addition, the Company reiterates expected full year 2007 diluted earnings per share, on a GAAP basis, of between $1.05 and $1.09. Upon the closing of the transaction, the Company will revisit expected full year 2007 guidance as it relates to the impact of this acquisition.

About the Company

Ruth's Chris Steak House, Inc. is one of the largest fine-dining companies in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 105 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime . . . just follow the sizzle to Ruth's Chris Steak House. For information, reservations, and gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as "risk factors" in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

Contact:

Integrated Corporate Relations

Investor Relations: Tom Ryan or Raphael Gross

Media: John Flanagan or Alecia Pulman

203-682-8200